EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SunPower Corporation for the registration of shares its Class A Common Stock, Preferred Stock, Debt Securities and Warrants and to the incorporation by reference therein of our report dated July 31, 2006, except for Note 24, as to which the date is August 31, 2006, with respect to the consolidated financial statements of PowerLight Corporation included in SunPower Corporation’s current report on Form 8-K/A dated January 25, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

January 23, 2007